Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the use by reference of our report dated March 27, 2013 and updated for Note 14 on March 31, 2014, with respect to the consolidated balance sheet of Par Petroleum Corporation and subsidiaries as of December 31, 2012 and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the period from September 1, 2012 through December 31, 2012 and of our report dated February 28, 2014, with respect to the balance sheet of Piceance Energy, LLC as of December 31, 2013 and the related statements of operations, members’ equity, and cash flows for the year then ended, included in Par Petroleum Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2013, as incorporated by reference in this Registration Statement and to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ EKS&H LLLP

EKS&H LLLP

Denver, Colorado

June 11, 2014